CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: http://www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2011 RESULTS

Norton, Massachusetts, November 10, 2011. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenues of $4.9 million and net income of $28 thousand for the third quarter ended October 1, 2011. These results compare with revenues of $6.0 million and net income of $421 thousand for the third quarter ended September 25, 2010. For the first three quarters of 2011, revenues totaled $15.6 million which generated $57 thousand of net income compared with revenues of $16.6 million and net income of $1.0 million for the first three quarters of 2010.

As was the case during the first half of 2011, the Company experienced continued reductions in shipments of lids and heatspreaders used in switches and routers. On a year-to-year comparison, these reductions were partially offset by increases in shipments of baseplates used in hybrid electric vehicles and traction applications as well as increased revenues earned from our cooperative agreement for armor development with the U.S. Army.

"Although revenues were lower than last year`s record third quarter, we were pleased that we exceeded both revenues and profits of the previous quarter," said Grant Bennett, Chief Executive Officer of the Company. Mr. Bennett went on to say, "Our products have wide application in the areas of alternative energy and the movement to `clean tech` which are both long-term and global in nature. In the near-term we are responding to worldwide economic uncertainties by improving efficiencies throughout the company, particularly manufacturing operations. Both these near and long-term factors give us confidence that we are well positioned to deliver future shareholder value."

About CPS Technologies Corporation:

CPS Technologies is the world leader in developing and manufacturing metal matrix composites for thermal management of electronics.

Safe Harbor Statement:

This release does contain forward looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2011 and beyond or a downturn in the demand for electronic products.

CPS TECHNOLOGIES CORPORATION
STATEMENTS OF OPERATIONS (Unaudited)

	---Quarter Ended---		-- Nine Months Ended--
	Oct. 1,	Sept. 25,	Oct. 1,	Sept. 25,
	2011	2010	2011	2010
	-----------	-----------	-----------	-----------

Total Revenues	$4,901,040	$ 6,007,723	$15,583,145	$16,603,592
Cost of Sales	4,009,048	4,523,449	12,875,678	12,684,923
	------------	------------	-------------	-------------
Gross Margin	891,992	1,484,274	2,707,467	3,918,669
Operating Expenses	835,375	802,184	2,579,388	2,228,657
	-----------	-----------	-------------	-------------
Operating Income	56,617	682,090	128,079	1,690,012
Other income, net	(8,528)	(7,306)	(26,264)	(23,782)
	-----------	-----------	-------------	-------------
Income before income taxes	48,089	674,784	101,815	1,666,230
Income tax expense	20,500	254,000	44,900	631,000
	-----------	-----------	-------------	-------------
Net income	$ 27,589	$ 420,784	$ 56,915	$ 1,035,230
	========	========	=========	==========
Net income per diluted share	$ 0.00	$ 0.03	$ 0.00	$ 0.08
Shares outstanding, diluted	13,190,317	12,998,593	13,199,666	12,975,415

CPS TECHNOLOGIES CORPORATION
BALANCE SHEETS (Unaudited)
	Oct. 1,	Dec. 25,
	2011	2010
	-----------	-----------

Assets

Current assets:
Cash and cash equivalents	$ 1,148,621	$ 1,803,222
Accounts receivable, net	4,199,095	3,922,962
Inventories	2,190,465	1,523,758
Prepaid expenses	136,973	76,579
Deferred taxes, current	326,679	354,774
	-------------	-------------
Total current assets	8,001,833	7,681,295

Property and equipment, net	2,080,151	2,184,301
Deferred taxes, non-current	793,750	745,505
	-------------	-------------
Total assets	$ 10,875,734	$ 10,611,101
	=========	=========

Liabilities and Equity

Current liabilities:
Accounts payable	$ 959,996	$ 812,564
Accrued expenses	890,547	884,259
Capital leases, current	172,170	253,167
	-------------	-------------
Total current liabilities	2,022,713	1,949,990

Capital leases, non-current	59,448	175,561
	-------------	-------------
Total liabilities	2,082,161	2,125,551

Stockholders` equity	8,793,573	8,485,550
	-------------	-------------
Total liabilities and stockholders` equity	$10,875,734	$10,611,101
	=========	=========